Filed Pursuant to Rule 433

Registration No. 333-202584

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due November 4, 2020

Term Sheet to Preliminary Pricing Supplement dated October 7, 2015

Summary of terms

Issuer	Canadian Imperial Bank of Commerce

Term	Approximately 5.0 years

Market Measure	S&P 500® Index (the “Index”)

Pricing Date	October 30, 2015*

Issue Date	November 4, 2015*

Principal Amount	$1,000 per security (100% of par)

Redemption Amount	See “How the Redemption Amount is calculated” on page 3

Stated Maturity Date	November 4, 2020*

Starting Level	The closing level of the Index on the Pricing Date

Ending Level	The closing level of the Index on the Calculation Date

Capped Value	150% to 155% of the Principal Amount ($1,500 to $1,550 per security), to be determined on the Pricing Date

Threshold Level`	80% of the Starting Level

Participation Rate	150%

Calculation Date	October 28, 2020*

Calculation Agent	Canadian Imperial Bank of Commerce

Denominations	$1,000 and integral multiples of $1,000 in excess thereof

Agent’s Commission	Up to 3.50%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.50% and WFA will receive a distribution expense fee of 0.120%
CUSIP	13605WAY7

*To the extent that the Issuer makes any change to the expected Pricing Date or expected Issue Date, the Calculation Date and Stated Maturity Date may also be changed in the Issuer’s discretion to ensure that the term of the securities remains the same.

Investment description

•	Linked to the S&P 500® Index

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level.

The Redemption Amount will reflect the following terms:

If the level of the Index increases:

You will receive the Principal Amount plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 50% to 55% (to be determined on the Pricing Date) of the Principal Amount

If the level of the Index decreases, but the decrease is not more than 20%, or equals the Starting Level:

You will be repaid the Principal Amount

If the level of the Index decreases by more than 20%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 20%

•	Investors may lose up to 80% of the Principal Amount

•	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the securities included in the Index for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

The Issuer’s estimated value of the securities on the date of the accompanying preliminary pricing supplement, based on the Issuer’s internal pricing models, is expected to be between $941.30 and $951.10 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the Issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. The final pricing supplement relating to the securities will set forth the Issuer’s estimated value of the securities on the pricing date, which will not be less than $941.30 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement, the accompanying prospectus supplement and prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities. Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical Capped Value of 152.50% or $1,525.00 per $1,000 security (the midpoint of the specified range for the Capped Value), a participation rate of 150% and a Threshold Level equal to 80% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level, the actual Capped Value, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Ending Level	Hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount per security(1)	Hypothetical pre- tax total rate of return	Hypothetical pre-tax annualized rate of return(2)

3477.34	75.00%	$1,525.00	52.50%	8.61%
2980.58	50.00%	$1,525.00	52.50%	8.61%
2682.52	35.00%	$1,525.00	52.50%	8.61%
2583.17	30.00%	$1,450.00	45.00%	7.56%
2384.46	20.00%	$1,300.00	30.00%	5.31%
2185.76	10.00%	$1,150.00	15.00%	2.81%
2086.40	5.00%	$1,075.00	7.50%	1.45%
1987.05(3)	0.00%	$1,000.00	0.00%	0.00%
1887.70	-5.00%	$1,000.00	0.00%	0.00%
1788.35	-10.00%	$1,000.00	0.00%	0.00%
1688.99	-15.00%	$1,000.00	0.00%	0.00%
1589.64	-20.00%	$1,000.00	0.00%	0.00%
1569.77	-21.00%	$990.00	-1.00%	-0.20%
1490.29	-25.00%	$950.00	-5.00%	-1.02%
993.53	-50.00%	$700.00	-30.00%	-7.00%
496.76	-75.00%	$450.00	-55.00%	-15.33%
-	-100.00%	$200.00	-80.00%	-29.70%

(1) Assumes a hypothetical Capped Value of 152.50%, or $1,525.00 per security (the midpoint of the specified range of the Capped Value).

(2) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(3) The hypothetical Starting Level. The actual Starting Level will be determined on the Pricing Date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Starting Level, Ending Level and Capped Value.

How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•	If the Ending Level is greater than the Starting Level, the Redemption Amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 x	Ending Level – Starting Level Starting Level	x Participation Rate	; and

(ii)	the Capped Value

•	If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount will be equal to $1,000

•	If the Ending Level is less than the Threshold Level, the Redemption Amount will be equal to $1,000 minus

$1,000 x	Threshold Level – Ending Level Starting Level

In such a case, you will lose up to 80% of your Principal Amount.

S&P 500® Index daily closing levels*

S&P 500® Index Daily Closing Levels

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2005 to October 5, 2015. The closing level on October 5, 2015 was 1987.05. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 80% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	The Stated Maturity Date May Be Postponed In Certain Circumstances.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	Canadian Income Tax Matters.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement:
•	The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.
•	Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.
•	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Issuer. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the Issuer. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

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